Exhibit 5.1

Fulbright & Jaworski l.l.p.

A Registered Limited Liability Partnership

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

www.fulbright.com

telephone: (713) 651-5151	facsimile: (713) 651-5246

February 3, 2005

Aleris International, Inc.

25825 Science Park Drive, Suite 400

Beachwood, Ohio 44122

Ladies and Gentlemen:

As counsel to Aleris International, Inc., a Delaware corporation (the “Company”), we are delivering this opinion in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,100,000 shares (the “Shares”) of the Company’s common stock, $.10 par value per share (the “Common Stock”), to be offered upon the terms and subject to the conditions set forth in the Aleris International, Inc. 2004 Equity Incentive Plan, as amended (the “Plan”).

In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission with respect to the Shares.

We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported

Houston  •  New York  •  Washington DC  •  Austin  •  Dallas  •  Los Angeles  •  Minneapolis  •  San Antonio  •  Hong Kong  •  London  •  Munich

IMCO Recycling, Inc.

February 3, 2005

decisions concerning such laws, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.